SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, DC  20549


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                            FORM 8-K

                         CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported) November 22, 1994

               Rochester & Pittsburgh Coal Company
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       (Exact Name of Registrant as Specified in Charter)



       Pennsylvania                0-7181           25-0761480
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(State or Other Jurisdiction    (Commission        (IRS Employer
      of Incorporation)         File Number)    Identification No.)



655 Church Street, Indiana, Pennsylvania                  15701
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(Address of Principal Executive Offices)                (Zip Code)



Registrant's telephone number, including area code (412) 349-5800
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  (Former Name or Former Address, if Changed Since Last Report)

Item 5.   Other Events.
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     On November 22, 1994, Registrant's wholly-owned subsidiary,
Helvetia Coal Company ("Helvetia"), and the two public utilities that own the Homer City Steam Electric Station (the "Homer City Station") executed an amendment (the "Amendment") to a Coal Sales Agreement dated December 22, 1966 (the "Homer City Agreement") whereby deliveries under the Homer City Agreement will terminate at December 31, 1994. Under provisions of the Amendment, the Homer City Owners have agreed to fund certain costs which have been incurred but not paid in connection with the Homer City Agreement.

     Also on November 22, 1994, Helvetia and the Homer City Owners executed a New Coal Sales Agreement (the "1995 Coal Sales Agreement") to provide for deliveries commencing in January, 1995. The 1995 Coal Sales Agreement provides for deliveries of approximately 14 million tons of coal through 2003 at an initial rate of approximately 1.8 million tons of coal per year. The price to be paid by the Homer City Owners is a base price with escalation and adjustments based on quality of the coal delivered. The 1995 Coal Sales Agreement also provides for early termination by either party under hardship provisions and further allows the Homer City Owners to terminate the Agreement for their convenience, in which event they would have to make certain payments to Helvetia.

     The Amendment and the 1995 Coal Sales Agreement are filed herewith.

     To enhance the quality of delivered coal and thereby gain the benefit of premiums under the pricing structure of the 1995 Coal Sales Agreement, Helvetia is constructing a new coal cleaning plant which is scheduled to be operational in February, 1995. Also, a new mine, Marshall Run, is scheduled to begin development production in January, 1995, replacing the Lucerne No. 8 and No. 9 Mines whose reserves have been exhausted.

                           SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           ROCHESTER & PITTSBURGH COAL COMPANY



Date:  December 7, 1994        By:  THOMAS W. GARGES. JR.
                                    Thomas W. Garges, Jr.
                             President and Chief Executive Officer